Exhibit 99.1
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information sets forth selected pro forma consolidated financial information for WillScot Mobile Mini Holdings Corp. (“WillScot Mobile Mini” or “the Company”) for the year ended December 31, 2020 and is derived from, and should be read in conjunction with, the consolidated financial statements and related notes in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2020 (the “2020 10-K/A”) and Mobile Mini, Inc.’s (“Mobile Mini”) historical consolidated financial statements included as Exhibits 99.1 and 99.2 to our Current Report on Form 8-K filed on August 10, 2020.
WillScot Corporation, a Delaware corporation (“WillScot”) entered into an Agreement and Plan of Merger, dated as of March 1, 2020, as amended on May 28, 2020 (as amended, the “Merger Agreement”), by and among WillScot, Mobile Mini, and Picasso Merger Sub, Inc., a wholly-owned subsidiary of WillScot (“Merger Sub”). On July 1, 2020, Merger Sub merged with and into Mobile Mini (the “Merger”). At the effective time of the Merger, the separate corporate existence of Merger Sub ceased, and Mobile Mini continued its existence as the surviving corporation in the Merger and a wholly-owned subsidiary of WillScot. As a result of the Merger, each issued and outstanding share of Mobile Mini Common Stock, par value $0.01 per share (other than treasury shares held by Mobile Mini), was converted automatically into the right to receive 2.405 shares of WillScot’s Class A Common Stock, par value $0.0001 per share (the “WillScot Class A Common Stock”), and cash in lieu of any fractional shares. Immediately following the Merger, WillScot changed its name to “WillScot Mobile Mini Holdings Corp.” and filed an amended and restated certificate of incorporation (the “A&R Charter”), which reclassified all outstanding shares of WillScot Class A Common Stock and converted such shares into shares of WillScot Mobile Mini common stock, par value $0.0001 per share (“WillScot Mobile Mini Common Stock”). Unless the context otherwise requires, all references herein to “WillScot,” refer to WillScot Corporation, at or prior to the completion of the Merger and without giving effect to the name change and all references to “WillScot Mobile Mini,” refer to WillScot Mobile Mini Holdings Corp., after giving effect to the Merger and the name change.
Upon completion of the Merger, each outstanding and unexercised option to purchase shares of Mobile Mini Common Stock was assumed by WillScot Mobile Mini and became an option to purchase shares of WillScot Mobile Mini Common Stock, on the same terms and conditions as applied to each such option immediately prior to the Merger, except that (A) the number of shares of WillScot Mobile Mini Common Stock subject to such option equaled the product of (i) the number of shares of Mobile Mini Common Stock that were subject to such option immediately prior to the Merger multiplied by (ii) 2.4050, rounded down to the nearest whole share, and (B) the per-share exercise price was equal to the quotient of (i) the exercise price per share of Mobile Mini Common Stock at which such option was exercisable immediately prior to the Merger, divided by (ii) 2.4050, rounded up to the nearest whole cent.
On July 1, 2020, in connection with the completion of the Merger, Williams Scotsman Holdings Corp (“WSHC”), Williams Scotsman International Inc. (“WSII”), and certain of its subsidiaries, entered into a new asset-based credit agreement that provides for revolving credit facilities in the aggregate principal amount of up to $2.4 billion, consisting of: (i) a senior secured asset-based US dollar revolving credit facility in the aggregate principal amount of $2.0 billion (the “US Facility”) and (ii) a $400.0 million senior secured asset-based multicurrency revolving credit facility (the “Multicurrency Facility” and together with the US Facility, the “2020 ABL Facility”). On July 1, 2020, in connection with the completion of the Merger, approximately $1.47 billion of proceeds from the 2020 ABL Facility were used to repay the existing WillScot revolving credit facility (“WillScot ABL Facility”) and the Mobile Mini revolving credit facility assumed in the Merger (“Mobile Mini ABL Facility”), as well as, to pay fees, costs, and expenses incurred in connection with the Merger and the related debt financing transactions.
In anticipation of the Merger, on June 15, 2020 Picasso Finance Sub, Inc., a newly-formed finance subsidiary of WSII and Delaware corporation (the “Escrow Issuer”), completed a private offering of $650.0 million in aggregate principal amount of its 6.125% senior secured notes due 2025 (the “2025 Secured Notes”). On July 1, 2020, the Escrow Issuer merged with and into WSII, with WSII as the surviving entity in such merger (the “Escrow Issuer Merger”). In connection with the Escrow Issuer Merger, WSII, each of WSII’s direct and indirect domestic subsidiaries and Williams Scotsman Holdings Corp. (together with the direct and indirect domestic subsidiaries of WSII (including Mobile Mini and its domestic subsidiaries), the “Note Guarantors”) and the Trustee entered into a supplemental indenture (the “2025 Secured Notes Indenture”) pursuant to which WSII assumed all of the Escrow Issuer’s obligations and rights under the 2025 Secured Notes Indenture and the Note Guarantors unconditionally guaranteed the 2025 Secured Notes. The offering proceeds from the 2025 Secured Notes were used to redeem all WillScot outstanding senior secured notes due 2022 (the “2022 Secured Notes”), redeem the existing Mobile Mini outstanding notes due 2024 assumed in the Merger (“Mobile Mini 2024 Notes”), and pay certain fees, costs, and expenses related to the Merger and the related financing transactions.
On June 30, 2020, as contemplated by the Merger Agreement, Sapphire Holding S.a r.l. (“Sapphire Holding”) exchanged each of its shares of common stock of WSHC for 1.3261 shares of WillScot Class A Common Stock (the “Sapphire Exchange”). As a result of the Sapphire Exchange, all issued and outstanding shares of WillScot's Class B Common Stock, par value $0.0001 per share, were automatically canceled for no consideration and the existing exchange agreement was automatically terminated. As a result of the Sapphire Exchange, Sapphire Holding became a wholly-owned subsidiary of WillScot. Prior to the Sapphire Exchange, Sapphire Holding’s ownership of WSHC was recorded as a non-controlling interest in the Company’s consolidated financial statements.

Exhibit 99.1
The following unaudited pro forma condensed combined financial information has been prepared to reflect adjustments to the results of operations of WillScot Mobile Mini to give effect to the following items:
i.the estimated effects of the Merger, inclusive of the effects of the assumption and subsequent repayment of the Mobile Mini ABL Facility and Mobile Mini 2024 Notes, both of which are deemed to be debt assumed as of the acquisition date;
ii.the extinguishment of the WillScot ABL Facility and a contemporaneous arrangement to enter into the 2020 ABL Facility, with an increased commitment;
iii.the issuance of the 2025 Secured Notes to qualified institutional buyers in a private placement transaction and the use of the proceeds therefrom and the extinguishment of the 2022 Secured Notes; and
iv.elimination of non-controlling interest as a result of the exchange of all issued and outstanding shares of the Company’s common stock held by Sapphire Holding for newly-issued shares of WillScot Class A Common Stock, as provided by the Merger Agreement (collectively with items above, the “Transactions”).
The following unaudited pro forma condensed combined financial information is based on the historical financial statements of WillScot Mobile Mini and Mobile Mini described below. In preparing the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020, certain reclassifications were made to the reported financial information of Mobile Mini to conform to the reporting classifications of the Company.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 assumes that the Transactions occurred on January 1, 2020. The unaudited pro forma condensed combined financial information has been prepared by WillScot Mobile Mini management for illustrative purposes only and is not necessarily indicative of the combined results of operations that would have been realized had the Transactions occurred as of the date indicated, nor is it meant to be indicative of any anticipated combined future results of operations of WillScot Mobile Mini. In addition, the accompanying unaudited pro forma condensed combined statement of operations does not include any expected cost savings or restructuring actions which may be achievable, or which may occur in the future. The historical combined financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial statement to depict the income statement effects of the Transactions as though they occurred on January 1, 2020.
The Merger was accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standard Codification No. 805, “Business Combinations,” (“ASC 805”) and applying the pro forma assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. Under ASC 805, transaction costs are not included as a component of consideration transferred and are expensed as incurred. Under ASC 805, WillScot Mobile Mini values assets acquired and liabilities assumed in a business combination at their fair values as of the acquisition date. Fair value measurements can be highly subjective, and the reasonable application of measurement principles may result in a range of alternative estimates using the same facts and circumstances. The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions by management, including estimating future cash flows and developing appropriate discount rates. Such fair values are based on available information and certain assumptions that we believe are reasonable. The assignment of purchase price to assets acquired and liabilities assumed is subject to completion of the final analysis of the fair value of the rental equipment, intangible assets, and related deferred tax liabilities of Mobile Mini as of the date of the Merger, which will be finalized within the allowable one-year measurement period. Accordingly, the depreciation, amortization, and income tax benefit recorded in the unaudited pro forma condensed combined statement of operations are preliminary and final amounts may differ.

WILLSCOT MOBILE MINI HOLDINGS CORP.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(In thousands, except share and per share data)

	Year Ended December 31, 2020
(in thousands)	WillScot Mobile Mini Holdings Corp.	Historical Mobile Mini (as reclassified)	Debt Adjustments (see Note 3)		Merger Adjustments (see Note 4)		Pro Forma Combined
Revenues:
Leasing and services revenue:
Leasing	$1,001,447	$208,374	$—		$—		$1,209,821
Delivery and installation	274,156	59,999	—		—		334,155
Sales revenue:
New units	53,093	8,402	—		—		61,495
Rental units	38,949	7,465	—		—		46,414
Total revenues	1,367,645	284,240	—		—		1,651,885
Costs:
Costs of leasing and services:
Leasing	227,376	28,584	—		—		255,960
Delivery and installation	220,102	42,476	—		—		262,578
Costs of sales:
New units	34,841	5,457	—		—		40,298
Rental units	24,772	4,625	—		—		29,397
Depreciation of rental equipment	200,581	15,360	—		2,334	(4a)	218,275
Gross profit	659,973	187,738	—		(2,334)		845,377
Expenses:
Selling, general and administrative	360,626	96,170	—		—		456,796
Transaction costs	64,053	16,799	—		—		80,852	(5a)
Other depreciation and amortization	43,249	19,695	—		11,397	(4b)	74,341
Lease impairment expense and other related charges	4,876	—	—		—		4,876
Restructuring costs	6,527	—	—		—		6,527
Currency losses, net	(355)	39	—		—		(316)
Other income, net	(1,718)	186	—		—		(1,532)
Operating income	182,715	54,849	—		(13,731)		223,833
Interest expense	119,886	16,974	(9,808)	(3a)			127,052
Fair value gain on common stock warrant liabilities	(3,461)	—	—		—		(3,461)
Loss on extinguishment of debt	42,401	—	—		—		42,401	(5b)
Income before income tax	23,889	37,875	9,808		(13,731)		57,841
Income tax (benefit) expense	(51,451)	12,330	2,501	(3b)	(3,501)	(4c)	(40,121)	(5c)
Net income	75,340	25,545	7,307		(10,230)		97,962
Net income attributable to non-controlling interest, net of tax	1,213	—	—		(1,213)	(4d)	—
Net income attributable to WillScot Mobile Mini	$74,127	$25,545	$7,307		$(9,017)		$97,962

Earnings per share attributable to WillScot Mobile Mini common shareholders:
Basic	$0.44						$0.43
Diluted	$0.25						$0.29
Weighted Average Shares:
Basic	169,230,177				58,475,803	(4e)	227,705,980
Diluted	177,268,383				53,564,086	(4e)	230,832,469
See accompanying notes to the Unaudited Pro Forma Condensed Combined Statement of Operations

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(in thousands, except share and per share data)

NOTE 1 - Mobile Mini Merger
On July 1, 2020, Mobile Mini became a wholly-owned subsidiary of WillScot. Each share of Mobile Mini Common Stock issued and outstanding immediately prior to the Merger (other than shares held by Mobile Mini as treasury shares or owned by a subsidiary of Mobile Mini), was converted into the right to receive 2.405 shares of WillScot Class A Common Stock and cash in lieu of any fractional shares. Immediately following the Merger, WillScot changed its name to “WillScot Mobile Mini Holdings Corp.” and filed the A&R Charter, which reclassified all outstanding shares of WillScot Class A Common Stock and converted such shares into shares of WillScot Mobile Mini Common Stock.
Upon completion of the Merger, each outstanding and unexercised option to purchase shares of Mobile Mini Common Stock was assumed by WillScot Mobile Mini and converted to an option to purchase shares of WillScot Mobile Mini Common Stock using a conversion ratio of 2.405.
On July 1, 2020, WSHC, WSII, and certain of its subsidiaries, entered into a new asset-based credit agreement that provides for revolving credit facilities in the aggregate principal amount of up to $2.4 billion, consisting of: (i) a $2.0 billion US Facility and (ii) a $400 million Multicurrency Facility. On July 1, 2020, approximately $1.47 billion of proceeds from the 2020 ABL Facility were used to repay the WillScot ABL Facility and the Mobile Mini ABL Facility, as well as, to pay fees, costs, and expenses incurred in connection with the Merger and the related debt financing transactions.
On June 15, 2020 the Company completed a private offering of $650 million 2025 Secured Notes. The offering proceeds from the 2025 Secured Notes were used to redeem all 2022 Secured Notes, redeem the Mobile Mini 2024 Notes, and pay certain fees, costs, and expenses related to the Merger and the related financing transactions.
On June 30, 2020, Sapphire Holding exchanged each of its shares of common stock of WSHC for 1.3261 shares of WillScot Class A Common Stock. All issued and outstanding shares of WillScot's Class B Common Stock, par value $0.0001 per share, were automatically canceled for no consideration and the existing exchange agreement was automatically terminated. As a result of the Sapphire Exchange, Sapphire Holding became a wholly-owned subsidiary of WillScot. Prior to the Sapphire Exchange, Sapphire Holding’s ownership of WSHC was recorded as a non-controlling interest in the Company’s consolidated financial statements.
The unaudited pro forma condensed combined statement of operations was prepared to depict the income statement effects of the application of the acquisition method of accounting under the provisions of ASC 805 and was based on the historical financial information of WillScot Mobile Mini and Mobile Mini as adjusted to give effect to the Merger as if it had occurred on January 1, 2020. The purchase price consideration utilized for the pro forma condensed combined statement of operations measures consideration using the July 1, 2020 stock price of the Company and is consistent with the calculation included in the 2020 10K. Under the acquisition method of accounting, the total estimated purchase price of an acquisition is assigned to the net tangible and intangible assets to be acquired based on their estimated fair values as of the date of the acquisition. Such fair values are based on available information and certain assumptions that we believe are reasonable. The assignment of purchase price to assets acquired and liabilities assumed is subject to completion of the final analysis of the fair value of the rental equipment, intangible assets, and related deferred tax liabilities of Mobile Mini as of the date of the Merger, which will be finalized within the allowable one-year measurement period. Accordingly, the depreciation, amortization, and income tax benefit recorded in the unaudited pro forma condensed combined statement of operations are preliminary and final amounts may differ.

NOTE 2 - Accounting Policies and Reclassifications
During the preparation of the unaudited pro forma condensed combined statement of operations, the Company made an assessment as to any material differences between accounting policies of the two companies. The unaudited pro forma condensed combined statement of operations does not present any material differences in accounting policies between the two companies based on this assessment.
Financial information presented in the “Historical Mobile Mini” column in the unaudited pro forma condensed combined statement of operations has been reclassified to conform to the historical presentation of WillScot as noted below. This information represents the results of operations of Mobile Mini for the six months ended June 30, 2020, the period before the Merger. Results of operations for the period after the Merger are included in the “WillScot Mobile Mini Holdings Corp.” column in the unaudited pro forma condensed combined statement of operations.

HISTORICAL MOBILE MINI, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Six Months Ended June 30, 2020
(in thousands)	Historical Mobile Mini	Historical Mobile Mini (as reclassified)
Revenues:
Leasing and services revenue:	$265,117	$—
Leasing	—	208,374
Delivery and installation	—	59,999
Sales revenue:	15,867	—
New units	—	8,402
Rental units	—	7,465
Other revenue	147	—
Total revenues	281,131	284,240
Costs:
Costs of leasing and services:
Leasing	—	28,584
Delivery and installation	—	42,476
Costs of sales:	9,808	—
New units	—	5,457
Rental units	—	4,625
Depreciation of rental equipment	—	15,360
Gross profit		187,738
Expenses:
Selling, general and administrative	—	96,170
Transaction costs	—	—
Rental, selling and general expenses	181,180	—
Depreciation and amortization	35,055	—
Other depreciation and amortization	—	19,695
Currency losses, net	39	39
Other income, net	—	186
Operating income	55,049	54,849
Interest expense	16,974	16,974
Interest income	(24)	—
Loss on extinguishment of debt	—	—
Income before income tax	38,099	37,875
Income tax expense	12,554	12,330
Net income	$25,545	$25,545

NOTE 3 - Debt Related Pro Forma Adjustments

The following summarizes the pro forma adjustments related to WillScot Mobile Mini’s borrowings under the 2020 ABL Facility entered into in connection with the Merger as well as the proceeds from the issuance of the 2025 Secured Notes. On July 1, 2020, proceeds from the 2020 ABL Facility borrowings and the issuance of the 2025 Secured Notes were used to repay (1) the WillScot ABL Facility, (2) the Mobile Mini ABL Facility, (3) Mobile Mini 2024 Notes and (4) 2022 Secured Notes, in each case, outstanding as of July 1, 2020.

a)    Adjustment to interest expense for the year ended December 31, 2020 represents the following:

(in thousands)
Interest expense related to the 2020 ABL Facility	$15,006
Interest expense related to the 2025 Secured Notes	18,247
Amortization of deferred financing costs for the 2020 ABL Facility	4,531
Amortization of deferred financing costs for the 2025 Secured Notes	1,439
Interest expense related to the WillScot ABL Facility	(17,566)
Interest expense related to the 2022 Secured Notes	(10,631)
Amortization of deferred financing costs for the WillScot ABL Facility	(4,090)
Amortization of deferred financing costs for the 2022 Secured Notes	(823)
Interest expense related to the Mobile Mini ABL Facility	(7,668)
Interest expense related to the Mobile Mini Notes	(7,344)
Amortization of deferred financing costs for Mobile Mini debt	(909)
Net adjustment to interest expense	$(9,808)

b)    Adjustment to recognize the income tax impacts of the pro forma adjustments for which a tax expense is recognized using a U.S. federal and state statutory tax rate of 25.5% for the year ended December 31, 2020. This rate varies from the effective tax rates of the historical and combined businesses.

NOTE 4 - Merger Related Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments
The following summarizes the pro forma adjustments in connection with the Merger to give effect as if the Merger had been completed on January 1, 2020 for the purposes of the unaudited pro forma condensed combined statement of operations. The preliminary purchase price allocation utilized for purposes of depicting pro forma adjustments was included within the 2020 10-K/A.
a)    Adjustment to recognize depreciation expense associated with the estimated step-up in fair value of rental equipment acquired. The Company preliminarily assigned the purchase price to rental equipment based upon its estimated fair value at the date of the Merger. The Company expects to finalize the valuation of the acquired net assets of Mobile Mini, including the related rental equipment, within the one-year measurement period from the date of acquisition. The average estimated remaining useful lives of the rental equipment acquired ranges from 1 to 30 years.
b)    Adjustment to recognize depreciation expense associated with the estimated step-up in fair value of property, plant and equipment acquired and amortization expense on the fair value of intangible assets acquired consisting of trade name, customer relationships, and acquired technology, as shown below. The Company preliminarily assigned the purchase price to intangible assets based upon their estimated fair value at the date of the Merger. The Company expects to finalize the valuation of the acquired net assets of Mobile Mini, including the related intangible assets, within the one-year measurement period from the date of acquisition.

In thousands	Estimated Useful Life	Estimated Fair Value	Pro Forma Depreciation and Amortization expense for the year ended December 31, 2020
Trade name	Indefinite	$164,000	$—
Customer relationships	8.5 years	217,000	13,146
Technology	6.0 years	1,500	125
Property, plant and equipment	Various	161,401	1,206
Mobile Mini historical depreciation and amortization expense			(3,080)
Total		$543,901	$11,397

c)    Adjustment to record the income tax impacts of the pro forma adjustments using a U.S. federal and state statutory tax rate of 25.5% for the year ended December 31, 2020. This rate does not reflect WillScot Mobile Mini’s effective tax rate, which includes foreign taxes and other items and may differ from the rates assumed for purposes of preparing these statements. Because the tax rate used for this unaudited pro forma condensed combined statement of operations is an estimate, the blended rate varies from the actual effective rate in periods subsequent to completion of the Merger. Further, WillScot Mobile Mini’s ability to use net operating loss ("NOL”) carryforwards to offset future taxable income for U.S. federal income tax purposes is subject to limitations. In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOL carryforwards to offset future taxable income.
d)    Adjustment for the extinguishment of non-controlling interest as a result of the exchange of all issued and outstanding shares of the Company’s common stock held by Sapphire Holding for newly-issued shares of WillScot Class A Common Stock and the resulting cancellation of all issued and outstanding shares of WillScot Class B Common Stock on June 30, 2020.
e)     Pro forma earnings per common share for the year ended December 31, 2020 have been calculated based on the estimated weighted average number of common shares outstanding on a pro forma basis, as described below. The pro forma weighted average number of common shares outstanding has been calculated as if the Merger shares had been issued and outstanding on January 1, 2020.
The following table sets forth the computation of pro forma weighted average common and diluted shares outstanding for the year ended December 31, 2020:

For the Year Ended December 31, 2020
Historical WillScot Mobile Mini weighted average common shares outstanding – basic	169,230,177
Adjustment for shares of common stock issued as Merger Consideration (i)	53,213,361
Adjustment for shares issued in the Sapphire Exchange (ii)	5,262,442
Pro forma weighted-average shares used in computing net earnings per share – basic	227,705,980
Dilutive Securities - Historical WillScot Mobile Mini Dilution	2,746,849
Dilutive Securities - Mobile Mini Stock options (iii)	379,640
Pro forma weighted-average shares used in computing net earnings per share – diluted	230,832,469
i.WillScot Class A Common Stock issued on July 1, 2020 as Merger Consideration has been adjusted to take into account the number of additional shares included in the weighted average share count for the year ended December 31, 2020.
ii.WillScot Class A Common Stock issued on June 30, 2020 in exchange for shares of the WSHC common stock has been adjusted to take into account the number of additional shares included in the weighted average share count for the year ended December 31, 2020.
ii.    Upon completion of the Merger, each outstanding and unexercised option to purchase shares of Mobile Mini Common Stock was assumed by WillScot Mobile Mini and converted to an option to purchase shares of WillScot Mobile Mini Common Stock. Adjustment to take into account the dilutive effect of Mobile Mini Stock options converted to WillScot Mobile Mini stock options for the year ended December 31, 2020.

Note 5 - Nonrecurring Items
The historical results of operations of WillScot Mobile Mini includes certain nonoperational costs resulting from the Merger. These costs have not been adjusted in the accompanying unaudited pro forma condensed combined statement of operations. These Merger related nonoperational costs were as follows:
a)    Non-recurring Merger transaction costs of $80.9 million were incurred and expensed by the combined Company for the year ended December 31, 2020. The tax impact of these Merger transaction costs was $13.3 million after removing $28.8 million of permanent differences.

b)    Non-recurring costs associated with the loss on extinguishment of debt of the WillScot 2022 Secured Notes and WillScot ABL Facility for the year ended December 31, 2020 were as follows:

In thousands	As of December 31, 2020
WillScot ABL Facility	$4,448
2022 Secured Notes	15,234
Loss on Extinguishment of Debt	$19,682
The tax impact of the loss of extinguishment of debt was $5.0 million.
c)    The year ended December 31, 2020 included a non-recurring adjustment of $56.8 million for the reversal of WillScot’s historical valuation allowance on deferred tax assets for net operating losses and business interest limitations based on the combined tax attributes of the merged companies.